Exhibit 99

Pfizer Reports Second-Quarter 2011 Results

  Second-Quarter 2011 Revenues of $17.0 Billion, excluding $214 Million from Capsugel(1)
  Second-Quarter 2011 Adjusted Diluted EPS(2) of $0.60, excluding Capsugel(1); Reported Diluted EPS(3) of $0.33
  Reaffirms Full-Year 2011 Financial Guidance and Full-Year 2012 Financial Targets
  Repurchases $2.2 Billion, or 109.2 Million Shares, of Common Stock During Second-Quarter 2011

NEW YORK--(BUSINESS WIRE)--August 2, 2011--Pfizer Inc. (NYSE: PFE):

($ in millions, except per share amounts)
	Second-Quarter			Year-to-Date
	2011	2010	Change	2011	2010	Change
Reported Revenues	$16,984	$17,132	(1%)	$33,486	$33,708	(1%)
Adjusted Income(2)	4,726	4,927	(4%)	9,534	9,789	(3%)
Adjusted Diluted EPS(2)	0.60	0.61	(2%)	1.19	1.21	(2%)
Reported Net Income(3)	2,610	2,475	5%	4,832	4,501	7%
Reported Diluted EPS(3)	0.33	0.31	6%	0.61	0.56	9%

See end of text prior to tables for notes.

Pfizer Inc. (NYSE: PFE) today reported financial results for second-quarter 2011. As a result of Pfizer’s decision to sell the Capsugel(1) business, all revenues and expenses related to Capsugel(1) in all periods presented are reflected in a single line, Discontinued operations - net of tax. Additionally, due to the acquisition of King Pharmaceuticals, Inc. (King), legacy King operations are reflected in the 2011 results beginning January 31, 2011, in accordance with Pfizer’s domestic and international reporting periods(4), but are not reflected in the results of the first two quarters of 2010.

Second-quarter 2011 revenues were $17.0 billion, a decrease of 1% compared with the year-ago quarter. Revenues for second-quarter 2011 compared with the year-ago quarter were favorably impacted by $740 million, or 4%, due to foreign exchange, and $357 million, or 2%, due to the addition of legacy King products. Second-quarter 2011 revenues were reduced by $1.5 billion, or 9%, due to the impact of the loss of exclusivity for several products in certain geographies, and $158 million, or 1%, due to U.S. healthcare reform.

For second-quarter 2011, U.S. revenues were $6.7 billion, a decrease of 9% compared with the year-ago quarter. International revenues were $10.3 billion, an increase of 5% compared with the prior-year quarter, which reflected a 3% operational decline and an 8% favorable impact of foreign exchange. U.S. revenues represented 39% of total revenues in second-quarter 2011 compared with 43% in the year-ago quarter, while international revenues represented 61% of total revenues in second-quarter 2011 compared with 57% in the year-ago quarter.

Financial Performance
	Second-Quarter Revenues
($ in millions) Favorable/(Unfavorable)	2011	2010	Change	Foreign Exchange	Operational

Primary Care(5)	$5,870	$5,923	(1%)	4%	(5%)
Specialty Care(6)	3,699	3,769	(2%)	5%	(7%)
Emerging Markets(7)	2,415	2,250	7%	4%	3%
Established Products(8)	2,317	2,730	(15%)	5%	(20%)
Oncology(9)	339	349	(3%)	6%	(9%)
Biopharmaceutical	14,640	15,021	(3%)	4%	(7%)

Animal Health(10)	1,055	893	18%	5%	13%
Consumer Healthcare(11)	721	678	6%	4%	2%
Nutrition(12)	493	476	4%	5%	(1%)
Other(13)	75	64	17%	2%	15%

Total	$16,984	$17,132	(1%)	4%	(5%)

See end of text prior to tables for notes.

Business Highlights

Primary Care(5) unit revenues in second-quarter 2011 were driven by growth from certain patent-protected products, including Lyrica, Spiriva and Pristiq, among others, as well as the addition of $124 million, or 2%, from legacy King products, and negatively impacted by the loss of exclusivity of Lipitor in Canada and Spain in May and July 2010, respectively, as well as the loss of exclusivity of Aricept in the U.S. in November 2010. Taken together, the loss of exclusivity for these products in those markets reduced Primary Care(5) unit revenues by $586 million, or 10%, in comparison with second-quarter 2010.

Specialty Care(6) unit revenues were positively impacted by strong growth in the Prevenar franchise in Japan and Developed Europe, while Prevnar 13 revenues in the U.S. were negatively impacted by changes in purchasing patterns for the private market. Specialty Care(6) unit revenues were also negatively impacted by the loss of exclusivity of Vfend and Xalatan in the U.S. in February and March 2011, respectively. Collectively, the loss of exclusivity for these products in the U.S. reduced Specialty Care(6) unit revenues by $181 million, or 5%, in comparison with second-quarter 2010.

Emerging Markets(7) unit revenues were positively impacted by growth in certain key innovative brands, primarily Enbrel, the Prevenar franchise, Lyrica and Vfend, and negatively impacted by the loss of exclusivity of Lipitor in Brazil and Mexico in August and December 2010, respectively, and Viagra in Brazil in June 2010. In total, the loss of exclusivity for these products in those markets reduced Emerging Markets(7) unit revenues by $59 million, or 3%, in comparison with second-quarter 2010.

Established Products(8) unit revenues were mainly impacted by the U.S. loss of exclusivity and resulting increased competition with respect to Effexor, Protonix and Zosyn, which taken together, reduced Established Products(8) unit revenues by $631 million, or 23%, in comparison with second-quarter 2010. This decline was partially offset by $146 million, or 5%, from the addition of legacy King products. Total revenues from established products in both the Established Products(8) and Emerging Markets(7) units were $3.3 billion, with $963 million generated in emerging markets.

Notably, for the first time, our Animal Health(10) unit achieved a significant milestone, reporting over $1.0 billion in quarterly revenues. Animal Health(10) unit revenues increased by 18%, in comparison with the same quarter last year, reflecting the positive impact of $87 million, or 10%, due to the addition of legacy King products, the favorable conditions in global livestock markets and the 5% positive impact of foreign exchange. The Consumer Healthcare(11) unit also reported solid revenue growth, primarily driven by Advil Congestion Relief, which launched in third-quarter 2010, Robitussin and a strong cough/cold season in comparison with second-quarter 2010.

Adjusted Expenses(2), Adjusted Income(2) and Adjusted Diluted EPS(2) Highlights
	Second-Quarter Costs and Expenses
($ in millions) (Favorable)/Unfavorable	2011	2010	Change		Foreign Exchange	Operational

Adjusted Cost of Sales (2)	$3,257	$2,841	15%		16%	(1%	)
As a Percent of Revenues	19.2%	16.6%	N/A		N/A	N/A
Adjusted SI&A Expenses(2)	4,950	4,694	5%		4%	1%
Adjusted R&D Expenses(2)	2,059	2,176	(5%	)	2%	(7%	)

Adjusted Total Costs(14)	$10,266	$9,711	6%		7%	(1%	)

See end of text prior to tables for notes.

Adjusted total costs(14) were $10.3 billion in second-quarter 2011, an increase of 6% compared with $9.7 billion in second-quarter 2010. Excluding the unfavorable impact of foreign exchange of $681 million, or 7%, adjusted total costs(14) decreased 1%, primarily reflecting savings from cost-reduction and productivity initiatives, particularly in the research and development function, partially offset by the addition of costs from legacy King operations and the inclusion of the annual U.S. healthcare reform fee.

Adjusted Other (Income)/Deductions – Net(2) in second-quarter 2011 was $13 million of deductions, compared with $159 million of deductions in the prior-year quarter. This change was primarily the result of a favorable legal settlement and higher royalty income, among other factors.

The effective tax rate on adjusted income(2) was approximately 29% in second-quarter 2011 compared with approximately 32% in second-quarter 2010. The decrease in the effective tax rate on adjusted income(2) was primarily due to the extension of the U.S. research and development credit that was signed into law in December 2010 and the change in the jurisdictional mix of earnings.

The diluted weighted-average shares outstanding for second-quarter 2011 was 7.9 billion shares, a reduction of approximately 137 million shares compared with second-quarter 2010, primarily due to the Company’s ongoing share repurchase program.

As a result of the aforementioned factors, second-quarter 2011 adjusted income(2) was $4.7 billion, a decrease of 4% compared with $4.9 billion in the year-ago quarter, and adjusted diluted EPS(2) was $0.60, a decrease of 2% compared with $0.61 in the year-ago quarter.

Reported Net Income(3) and Reported Diluted EPS(3) Highlights

In addition to the aforementioned factors, second-quarter 2011 reported earnings were favorably impacted by lower acquisition-related costs and purchase accounting adjustments associated with Wyeth and negatively impacted by higher expenses incurred to implement various cost-reduction and productivity initiatives.

The effective tax rate on reported results was approximately 30% in second-quarter 2011 compared with approximately 38% in second-quarter 2010. The decrease in the effective tax rate was primarily due to the previously mentioned extension of the U.S. research and development credit and the change in the jurisdictional mix of earnings.

As a result of all these factors, second-quarter 2011 reported net income(3) was $2.6 billion, an increase of 5% compared with $2.5 billion in the prior-year quarter, and reported diluted EPS(3) was $0.33, an increase of 6% compared with $0.31 in the prior-year quarter.

Executive Commentary

Ian Read, President and Chief Executive Officer, stated, “Our performance this quarter was in-line with our expectations. Although results were impacted by losses of exclusivity of several key products in certain geographies, most notably in our Established Products business, I am pleased that many of our core products, primarily Lyrica, Enbrel and the Prevnar/Prevenar franchise, continued to perform well overall and the fundamentals of our business remain strong. We will continue to invest in areas that will enhance our presence, expand the breadth of our portfolio and position our businesses to better capitalize on high-growth opportunities.”

“In addition, as we recently announced, we have completed our business portfolio review which resulted in the decision to explore strategic alternatives for our Animal Health and Nutrition businesses. We are currently evaluating the best structure for each of these businesses to deliver the greatest after-tax return for our shareholders. Throughout this process, we will remain focused on strengthening our innovative core and delivering novel medicines to patients,” Mr. Read continued.

“I am encouraged by the significant progress we’ve made this quarter to advance our late-stage pipeline. Most notably, we completed U.S. and Japanese filings for crizotinib in ALK-positive non-small cell lung cancer and U.S. and EU filings for axitinib in advanced renal cell carcinoma. We also reported positive top-line phase 3 clinical data for tofacitinib in rheumatoid arthritis and for Eliquis in stroke prevention in patients with atrial fibrillation, with full data presentations anticipated later this year. We continue to expect regulatory submissions for both of these medicines in these indications in the U.S. and EU by the end of 2011. We also look forward to regulatory actions on our U.S. and EU filings of Prevnar 13/Prevenar 13 for the prevention of pneumococcal disease in adults aged 50 years and older. Finally, we received FDA approval of Sutent for advanced pancreatic neuroendocrine tumors and Oxecta for the management of acute and chronic moderate-to-severe pain where the use of an opioid analgesic is appropriate,” Mr. Read concluded.

Frank D’Amelio, Chief Financial Officer, stated, “Given our performance during the second quarter as well as our continued confidence in the business, we are reaffirming our 2011 financial guidance and 2012 financial targets. Additionally, we returned approximately $3.8 billion to our shareholders during the quarter through $1.6 billion in dividends and $2.2 billion in share repurchases, as we believe our shares continue to represent a good investment at the current valuation. So far in 2011, we repurchased $4.3 billion of our shares, and we continue to anticipate repurchasing a total of between $5 billion and $7 billion of our common stock this year.

2011 Financial Guidance(15)

For full-year 2011, Pfizer’s financial guidance, at current exchange rates(16), is summarized below.

Reported Revenues	$65.2 to $67.2 billion
Adjusted Cost of Sales(2) as a Percentage of Revenues	19.5% to 20.5%
Adjusted SI&A Expenses(2)	$19.2 to $20.2 billion
Adjusted R&D Expenses(2)	$8.0 to $8.5 billion
Adjusted Other (Income)/Deductions(2)	Approximately $1.0 billion
Effective Tax Rate on Adjusted Income(2)	Approximately 29%
Reported Diluted EPS(3)	$1.09 to $1.24
Adjusted Diluted EPS(2)	$2.16 to $2.26

2012 Financial Targets(15)

As previously stated, given the longer-term nature of these targets, they are subject to greater variability and less certainty as a result of potential material impacts related to foreign exchange fluctuations, macroeconomic activity including inflation, and industry-specific challenges including changes to government healthcare policy, among others.

For full-year 2012, Pfizer’s financial targets, at current exchange rates(16), are summarized below.

Reported Revenues	$62.2 to $64.7 billion
Adjusted SI&A Expenses(2)	$17.5 to $18.5 billion
Adjusted R&D Expenses(2)	$6.5 to $7.0 billion
Adjusted Other (Income)/Deductions(2)	Approximately $1.0 billion
Adjusted Operating Margin(2)	High 30%s to low 40%s
Effective Tax Rate on Adjusted Income(2)	Approximately 29%
Reported Diluted EPS(3)	$1.58 to $1.73
Adjusted Diluted EPS(2)	$2.25 to $2.35
Operating Cash Flow	At least $19.0 billion

For additional details, please see the attached financial schedules, product revenue tables, supplemental information and disclosure notice.

(1)

Capsugel provides capsule products and related services to the pharmaceutical and associated healthcare industries. On April 4, 2011, Pfizer announced that it entered into an agreement to sell Capsugel to an affiliate of Kohlberg Kravis Roberts & Co. L.P. This transaction closed on August 1, 2011.

(2)

"Adjusted Income" and its components and "Adjusted Diluted Earnings Per Share (EPS)" are defined as reported net income(3) and its components and reported diluted EPS(3) excluding purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items. Adjusted Cost of Sales, Adjusted Selling, Informational and Administrative (SI&A) expenses, Adjusted Research and Development (R&D) expenses and Adjusted Other (Income)/Deductions are income statement line items prepared on the same basis, and, therefore, components of the overall adjusted income measure. As described under Adjusted Income in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of Pfizer's Form 10-Q for the fiscal quarter ended April 3, 2011, management uses adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. We believe that investors' understanding of our performance is enhanced by disclosing this measure. Reconciliations of second-quarter 2011 and 2010 and first-half 2011 and 2010 adjusted income and its components and adjusted diluted EPS to reported net income(3) and its components and reported diluted EPS(3), as well as reconciliations of full-year 2011 guidance and 2012 targets for adjusted income and adjusted diluted EPS to full-year 2011 guidance and 2012 targets for reported net income(3) and reported diluted EPS(3), are provided in the materials accompanying this report. The adjusted income and its components and adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. generally accepted accounting principles (GAAP) net income and its components and diluted EPS.

(3)

“Reported Net Income” is defined as net income attributable to Pfizer Inc. in accordance with U.S. GAAP. “Reported Diluted EPS” is defined as reported diluted EPS attributable to Pfizer Inc. common shareholders in accordance with U.S. GAAP.

(4)

Legacy King operations are reflected in 2011 results beginning January 31, 2011. Therefore, in accordance with Pfizer’s domestic and international reporting periods, first-half 2011 results reflect approximately five months of King’s U.S. operations and approximately four months of King’s international operations.

(5)

The Primary Care unit includes revenues from human pharmaceutical products primarily prescribed by primary-care physicians, and may include, but are not limited to, products in the following therapeutic and disease areas: Alzheimer’s disease, diabetes, cardiovascular (excluding pulmonary arterial hypertension), major depressive disorder, genitourinary, osteoporosis, pain and respiratory. Examples of products in this unit include, but are not limited to, Celebrex, Lipitor, Lyrica, Premarin, Pristiq and Viagra. All revenues for such products are allocated to the Primary Care unit, except those generated in emerging markets(7) and those that are managed by the Established Products(8) unit.

(6)

The Specialty Care unit includes revenues from human pharmaceutical products primarily prescribed by physicians who are specialists, and may include, but are not limited to, products in the following therapeutic and disease areas: antibacterials, antifungals, antivirals, bone, inflammation, growth hormones, multiple sclerosis, ophthalmology, pulmonary arterial hypertension, psychosis and vaccines. Examples of products in this unit include, but are not limited to, Enbrel, Genotropin, Geodon, the Prevnar/Prevenar franchise, Xalatan and Zyvox. All revenues for such products are allocated to the Specialty Care unit, except those generated in emerging markets(7) and those that are managed by the Established Products(8) unit.

(7)

The Emerging Markets unit includes revenues from all human prescription pharmaceutical products sold in emerging markets, including, but not limited to, Asia (excluding Japan and South Korea), Latin America, Middle East, Africa, Central and Eastern Europe and Turkey.

(8)

The Established Products unit generally includes revenues from human prescription pharmaceutical products that have lost patent protection or marketing exclusivity in certain countries and/or regions. Typically, products are transferred to this unit in the beginning of the fiscal year following losing patent protection or marketing exclusivity. In certain situations, products may be transferred to this unit at a different point than the beginning of the fiscal year following losing patent protection or marketing exclusivity in order to maximize their value. This unit also excludes revenues generated in emerging markets(7). Examples of products in this unit include, but are not limited to, Arthrotec, Effexor, Medrol, Norvasc, Protonix, Relpax and Zosyn/Tazocin.

(9)

The Oncology unit includes revenues from human oncology and oncology-related products. Examples of products in this unit include, but are not limited to, Aromasin, Sutent and Torisel. All revenues for such products are allocated to the Oncology unit, except those generated in emerging markets(7) and those that are managed by the Established Products(8) unit.

(10)

Animal Health includes worldwide revenues from products to prevent and treat disease in livestock and companion animals, including vaccines, paraciticides and anti-infectives. On July 7, 2011, the Company announced that it is exploring strategic alternatives for Animal Health, which may include, among others, a full or partial separation from Pfizer through a spin-off, sale or other transaction.

(11)

Consumer Healthcare generally includes worldwide revenues from non-prescription medicines and vitamins and may include, but are not limited to, products in the following therapeutic categories: GI-topicals, nutritionals, pain management and respiratory. Examples of products in Consumer Healthcare include, but are not limited to, Advil, Caltrate, Centrum, ChapStick and Robitussin.

(12)

Nutrition generally includes revenues from a full line of infant and toddler nutritional products sold outside of North America. Examples of products in Nutrition include, but are not limited to, the S-26 and SMA product lines as well as formula for infants with special nutritional needs. On July 7, 2011, the Company announced that it is exploring strategic alternatives for Nutrition, which may include, among others, a full or partial separation from Pfizer through a spin-off, sale or other transaction.

(13)	Includes revenues generated primarily from Pfizer Centersource.

(14)	Represents the total of Adjusted Cost of Sales(2), Adjusted SI&A expenses(2) and Adjusted R&D expenses(2).

(15)

Does not assume the completion of any business-development transactions not completed as of July 3, 2011. Also excludes the potential effects of the resolution of litigation-related matters not substantially resolved as of July 3, 2011. The 2011 financial guidance includes revenues and expenses related to the Capsugel(1) business as a discontinued operation through July 31, 2011, but does not include the gain on the sale of Capsugel(1), which closed on August 1, 2011.

(16)

The current exchange rates assumed in connection with the 2011 financial guidance are a blend of the actual exchange rates in effect during first-half 2011 and the mid-July 2011 exchange rates for the remainder of the year. The current exchanges rates assumed in connection with the 2012 financial targets are the mid-July 2011 exchange rates.

PFIZER INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(millions, except per common share data)

	Second Quarter		% Incr. /	Six Months		% Incr. /
	2011	2010	(Decr.)	2011	2010	(Decr.)
Revenues	$16,984	$17,132	(1)	$33,486	$33,708	(1)
Costs and expenses:
Cost of sales (a)	3,805	3,684	3	7,498	7,886	(5)
Selling, informational and administrative expenses (a)	4,973	4,774	4	9,476	9,177	3
Research and development expenses (a)	2,237	2,181	3	4,328	4,402	(2)
Amortization of intangible assets	1,395	1,407	(1)	2,771	2,816	(2)
Acquisition-related in-process research and development charges	-	-	-	-	74	(100)
Restructuring charges and certain acquisition-related costs	479	885	(46)	1,373	1,591	(14)
Other deductions--net	413	275	50	1,240	687	80
Income from continuing operations before provision for taxes on income	3,682	3,926	(6)	6,800	7,075	(4)
Provision for taxes on income	1,094	1,472	(26)	1,988	2,607	(24)
Income from continuing operations	2,588	2,454	5	4,812	4,468	8
Discontinued operations:
Income from operations--net of tax	30	31	(3)	40	50	(20)
Gain on sale of discontinued operations--net of tax	-	-	-	-	2	(100)
Discontinued operations--net of tax	30	31	(3)	40	52	(23)

Net income before allocation to noncontrolling interests	2,618	2,485	5	4,852	4,520	7
Less: Net income attributable to noncontrolling interests	8	10	(20)	20	19	5
Net income attributable to Pfizer Inc.	$2,610	$2,475	5	$4,832	$4,501	7

Earnings per share - basic: (b)
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.33	$0.30	10	$0.60	$0.55	9
Discontinued operations--net of tax	-	-	-	0.01	0.01	-
Net income attributable to Pfizer Inc. common shareholders	$0.33	$0.31	6	$0.61	$0.56	9

Earnings per share - diluted: (b)
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.33	$0.30	10	$0.60	$0.55	9
Discontinued operations--net of tax	-	-	-	0.01	0.01	-
Net income attributable to Pfizer Inc. common shareholders	$0.33	$0.31	6	$0.61	$0.56	9

Weighted-average shares used to calculate earnings per common share:
Basic	7,875	8,046		7,929	8,053
Diluted	7,935	8,072		7,980	8,085
(a)	Exclusive of amortization of intangible assets, except as discussed in footnote 3 below. Certain amounts and percentages may reflect rounding adjustments.
(b)	EPS amounts may not add due to rounding.

1.

The above financial statements present the three-month and six-month periods ended July 3, 2011 and July 4, 2010. Subsidiaries operating outside the United States are included for the three-month and six-month periods ended May 29, 2011 and May 30, 2010.

As a result of our decision to sell the Capsugel business, which closed on August 1, 2011, we are presenting Capsugel as a discontinued operation and have made certain reclassification adjustments to conform the 2010 amounts to the current-period presentation.

On January 31, 2011, we completed our tender offer for the outstanding shares of common stock of King Pharmaceuticals, Inc. (King) and, commencing from that date, our financial statements include the assets, liabilities, operating results and cash flows of King. Therefore, in accordance with Pfizer's domestic and international reporting periods, first-half 2011 results reflect approximately five months of King's U.S. operations and approximately four months of King's international operations. Our consolidated statements of income for the three-month and six-month periods ended July 4, 2010 do not include King's results of operations.

2.	The financial results for the three-month and six-month periods ended July 3, 2011 are not necessarily indicative of the results which could ultimately be achieved for the current year.

3.

Amortization expense related to acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute our products is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to acquired intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses or Research and development expenses, as appropriate.

See Supplemental Information that accompanies these materials for additional details.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF REPORTED NET INCOME ATTRIBUTABLE TO PFIZER INC. AND ITS COMPONENTS
AND REPORTED DILUTED EPS ATTRIBUTABLE TO PFIZER INC. COMMON SHAREHOLDERS
TO ADJUSTED INCOME AND ITS COMPONENTS AND ADJUSTED DILUTED EPS (a)
(UNAUDITED)
(millions of dollars, except per common share data)

	Quarter Ended July 3, 2011
		Purchase	Acquisition-		Certain
		Accounting	Related	Discontinued	Significant
	Reported	Adjustments	Costs(2)	Operations	Items(3)	Adjusted
Revenues	$16,984	$-	$-	$-	$2	$16,986
Costs and expenses:
Cost of sales (b)	3,805	(366)	(171)	-	(11)	3,257
Selling, informational and administrative expenses (b)	4,973	-	(17)	-	(6)	4,950
Research and development expenses (b)	2,237	-	-	-	(178)	2,059
Amortization of intangible assets	1,395	(1,359)	-	-	-	36
Acquisition-related in-process research and development charges	-	-	-	-	-	-
Restructuring charges and certain acquisition-related costs	479	-	(407)	-	(72)	-
Other (income)/deductions--net	413	(11)	-	-	(389)	13
Income from continuing operations before provision for taxes on income	3,682	1,736	595	-	658	6,671
Provision for taxes on income	1,094	465	149	-	229	1,937
Income from continuing operations	2,588	1,271	446	-	429	4,734
Discontinued operations:
Income from operations--net of tax	30	-	-	(30)	-	-
Gain on sale of discontinued operations--net of tax	-	-	-	-	-	-
Discontinued operations--net of tax	30	-	-	(30)	-	-
Net income before allocation to noncontrolling interests	2,618	1,271	446	(30)	429	4,734
Less: Net income attributable to noncontrolling interests	8	-	-	-	-	8
Net income attributable to Pfizer Inc.	$2,610	$1,271	$446	$(30)	$429	$4,726
Earnings per common share - diluted: (c)
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.33	$0.16	$0.06	$-	$0.05	$0.60
Discontinued operations--net of tax	-	-	-	-	-	-
Net income attributable to Pfizer Inc. common shareholders	$0.33	$0.16	$0.06	$-	$0.05	$0.60

	Six Months Ended July 3, 2011
		Purchase	Acquisition-		Certain
		Accounting	Related	Discontinued	Significant
	Reported	Adjustments	Costs(2)	Operations	Items(3)	Adjusted
Revenues	$33,486	$-	$-	$-	$-	$33,486
Costs and expenses:
Cost of sales (b)	7,498	(797)	(343)	-	(9)	6,349
Selling, informational and administrative expenses (b)	9,476	5	(24)	-	(6)	9,451
Research and development expenses (b)	4,328	-	(4)	-	(248)	4,076
Amortization of intangible assets	2,771	(2,709)	-	-	-	62
Acquisition-related in-process research and development charges	-	-	-	-	-	-
Restructuring charges and certain acquisition-related costs	1,373	-	(799)	-	(574)	-
Other (income)/deductions--net	1,240	(20)	-	-	(1,029)	191
Income from continuing operations before provision for taxes on income	6,800	3,521	1,170	-	1,866	13,357
Provision for taxes on income	1,988	907	268	-	640	3,803
Income from continuing operations	4,812	2,614	902	-	1,226	9,554
Discontinued operations:
Income from operations--net of tax	40	-	-	(40)	-	-
Gain on sale of discontinued operations--net of tax	-	-	-	-	-	-
Discontinued operations--net of tax	40	-	-	(40)	-	-
Net income before allocation to noncontrolling interests	4,852	2,614	902	(40)	1,226	9,554
Less: Net income attributable to noncontrolling interests	20	-	-	-	-	20
Net income attributable to Pfizer Inc.	$4,832	$2,614	$902	$(40)	$1,226	$9,534
Earnings per common share - diluted: (c)
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.60	$0.33	$0.11	$-	$0.15	$1.19
Discontinued operations--net of tax	0.01	-	-	(0.01)	-	-
Net income attributable to Pfizer Inc. common shareholders	$0.61	$0.33	$0.11	$(0.01)	$0.15	$1.19
(a)	Adjusted income and its components and adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS.

(b)	Exclusive of amortization of intangible assets, except as discussed in note 1.

(c)	EPS amounts may not add due to rounding.

See end of tables for notes.
Certain amounts may reflect rounding adjustments.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF REPORTED NET INCOME ATTRIBUTABLE TO PFIZER INC. AND ITS COMPONENTS
AND REPORTED DILUTED EPS ATTRIBUTABLE TO PFIZER INC. COMMON SHAREHOLDERS
TO ADJUSTED INCOME AND ITS COMPONENTS AND ADJUSTED DILUTED EPS (a)
(UNAUDITED)
(millions of dollars, except per common share data)

	Quarter Ended July 4, 2010
		Purchase	Acquisition-		Certain
		Accounting	Related	Discontinued	Significant
	Reported	Adjustments	Costs(2)	Operations	Items(3)	Adjusted
Revenues	$17,132	$-	$-	$-	$(6)	$17,126
Costs and expenses:
Cost of sales (b)	3,684	(727)	(113)	-	(3)	2,841
Selling, informational and administrative expenses (b)	4,774	9	(103)	-	14	4,694
Research and development expenses (b)	2,181	(5)	-	-	-	2,176
Amortization of intangible assets	1,407	(1,373)	-	-	-	34
Acquisition-related in-process research and development charges	-	-	-	-	-	-
Restructuring charges and certain acquisition-related costs	885	-	(885)	-	-	-
Other (income)/deductions--net	275	(4)	-	-	(112)	159
Income from continuing operations before provision for taxes on income	3,926	2,100	1,101	-	95	7,222
Provision for taxes on income	1,472	541	237	-	35	2,285
Income from continuing operations	2,454	1,559	864	-	60	4,937
Discontinued operations:
Income from operations--net of tax	31	-	-	(31)	-	-
Gain on sale of discontinued operations--net of tax	-	-	-	-	-	-
Discontinued operations--net of tax	31	-	-	(31)	-	-
Net income before allocation to noncontrolling interests	2,485	1,559	864	(31)	60	4,937
Less: Net income attributable to noncontrolling interests	10	-	-	-	-	10
Net income attributable to Pfizer Inc.	$2,475	$1,559	$864	$(31)	$60	$4,927
Earnings per common share - diluted: (c)
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.30	$0.19	$0.11	$-	$0.01	$0.61
Discontinued operations--net of tax	-	-	-	-	-	-
Net income attributable to Pfizer Inc. common shareholders	$0.31	$0.19	$0.11	$-	$0.01	$0.61

	Six Months Ended July 4, 2010
		Purchase	Acquisition-		Certain
		Accounting	Related	Discontinued	Significant
	Reported	Adjustments	Costs(2)	Operations	Items(3)	Adjusted
Revenues	$33,708	$-	$-	$-	$(13)	$33,695
Costs and expenses:
Cost of sales (b)	7,886	(2,077)	(126)	-	(11)	5,672
Selling, informational and administrative expenses (b)	9,177	8	(163)	-	14	9,036
Research and development expenses (b)	4,402	(15)	(20)	-	-	4,367
Amortization of intangible assets	2,816	(2,756)	-	-	-	60
Acquisition-related in-process research and development charges	74	(74)	-	-	-	-
Restructuring charges and certain acquisition-related costs	1,591	-	(1,591)	-	-	-
Other (income)/deductions--net	687	(25)	-	-	(294)	368
Income from continuing operations before provision for taxes on income	7,075	4,939	1,900	-	278	14,192
Provision for taxes on income	2,607	1,253	463	-	61	4,384
Income from continuing operations	4,468	3,686	1,437	-	217	9,808
Discontinued operations:
Income from operations--net of tax	50	-	-	(50)	-	-
Gain on sale of discontinued operations--net of tax	2	-	-	(2)	-	-
Discontinued operations--net of tax	52	-	-	(52)	-	-
Net income before allocation to noncontrolling interests	4,520	3,686	1,437	(52)	217	9,808
Less: Net income attributable to noncontrolling interests	19	-	-	-	-	19
Net income attributable to Pfizer Inc.	$4,501	$3,686	$1,437	$(52)	$217	$9,789
Earnings per common share - diluted: (c)
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.55	$0.45	$0.18	$-	$0.03	$1.21
Discontinued operations--net of tax	0.01	-	-	(0.01)	-	-
Net income attributable to Pfizer Inc. common shareholders	$0.56	$0.45	$0.18	$(0.01)	$0.03	$1.21
(a)	Adjusted income and its components and adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS.

(b)	Exclusive of amortization of intangible assets, except as discussed in note 1.

(c)	EPS amounts may not add due to rounding.

See end of table for notes.
Certain amounts may reflect rounding adjustments.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF REPORTED NET INCOME ATTRIBUTABLE TO PFIZER INC. AND ITS COMPONENTS
AND REPORTED DILUTED EPS ATTRIBUTABLE TO PFIZER INC. COMMON SHAREHOLDERS
TO ADJUSTED INCOME AND ITS COMPONENTS AND ADJUSTED DILUTED EPS*
(UNAUDITED)

1)

Amortization expense related to acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute our products is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to acquired intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses or Research and development expenses, as appropriate.

2)	Acquisition-related costs includes the following:

			Second Quarter		Six Months
		(millions of dollars)	2011	2010	2011	2010

		Transaction costs(a)	$13	$4	$23	$13
		Integration costs(a)	201	211	380	419
		Restructuring charges(a)	193	670	396	1,159
		Additional depreciation - asset restructuring(b)	188	216	371	309
		Total acquisition-related costs -- pre-tax	595	1,101	1,170	1,900
		Income taxes(c)	(149)	(237)	(268)	(463)
		Total acquisition-related costs -- net of tax	$446	$864	$902	$1,437

	(a)

Transaction costs include costs, such as banking, legal, accounting and other similar costs, associated with business combinations. Integration costs primarily represent external, incremental costs directly related to integrating acquired businesses and primarily include expenditures for consulting and systems integration. Restructuring charges include employee termination costs, asset impairments and other exit costs associated with business combinations.

	(b)

Represents the impact of changes in the estimated useful lives of assets involved in restructuring actions related to acquisitions. Included in Cost of sales ($171 million) and Selling, informational and administrative expenses ($17 million) for the three months ended July 3, 2011. Included in Cost of sales ($343 million), Selling, informational and administrative expenses ($24 million) and Research and development expenses ($4 million) for the six months ended July 3, 2011. Included in Cost of sales ($113 million) and Selling, informational and administrative expenses ($103 million) for the three months ended July 4, 2010. Included in Cost of sales ($126 million), Selling, informational and administrative expenses ($163 million) and Research and development expenses ($20 million) for the six months ended July 4, 2010.

	(c)	Included in Provision for taxes on income.

3)	Certain significant items includes the following:
			Second Quarter		Six Months
		(millions of dollars)	2011	2010	2011	2010

		Restructuring charges(a)	$72	$-	$574	$-
		Implementation costs and additional depreciation - asset restructuring(b)	184	-	254	-
		Certain legal matters(c)	53	-	525	142
		Certain asset impairment charges(d)	332	200	489	200
		Other(e)	17	(105)	24	(64)
		Total certain significant items -- pre-tax	658	95	1,866	278
		Income taxes(f)	(229)	(35)	(640)	(61)
		Total certain significant items -- net of tax	$429	$60	$1,226	$217

	(a)	Included in Restructuring charges and certain acquisition-related costs, primarily related to our cost-reduction and productivity initiatives.

	(b)

Primarily related to our cost-reduction and productivity initiatives. Included in Selling, informational and administrative expenses ($6 million) and Research and development expenses ($178 million) for the three months ended July 3, 2011. Included in Selling, informational and administrative expenses ($6 million) and Research and development expenses ($248 million) for the six months ended July 3, 2011.

	(c)	Included in Other deductions - net. In 2011, primarily relates to charges for hormone-replacement therapy litigation.

	(d)	Primarily included in Other deductions - net. In 2011 and 2010, primarily relates to certain Wyeth assets, including in-process research and development (IPR&D) intangible assets.

	(e)	Included in Other deductions - net. In 2010, primarily represents gains on the divestiture of certain Pfizer Animal Health products and related assets.

	(f)	Included in Provision for taxes on income.

*	Adjusted income and its components and adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS.

PFIZER INC.
BUSINESS REVENUES(1)
FIRST SIX MONTHS OF 2011 and 2010
(UNAUDITED)
(millions of dollars)

	2011	2010	Change	Foreign Exchange	Operational
Primary Care	$11,311	$11,789	(4%)	2%	(6%)
Specialty Care	7,626	7,292	5%	2%	3%
Emerging Markets	4,593	4,222	9%	3%	6%
Established Products	4,684	5,514	(15%)	3%	(18%)
Oncology	650	710	(8%)	2%	(10%)
Biopharmaceutical	28,864	29,527	(2%)	3%	(5%)

Animal Health	2,037	1,739	17%	3%	14%
Consumer Healthcare	1,466	1,341	9%	2%	7%
Nutrition	963	934	3%	4%	(1%)
Other	156	167	(7%)	1%	(8%)

TOTAL	$33,486	$33,708	(1%)	2%	(3%)

(1) See notes 5-13 in the accompanying earnings release for a description of each business unit and of "Other".

PFIZER INC.
REVENUES
SECOND QUARTER 2011 and 2010
(UNAUDITED)
(millions of dollars)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL(1)

	2011	2010	% Change		2011	2010	% Change	2011	2010	% Change
			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES	$16,984	$17,132	(1%)	(5%)	$6,700	$7,333	(9%)	$10,284	$9,799	5%	(3%)
REVENUES FROM BIOPHARMACEUTICAL PRODUCTS:	$14,640	$15,021	(3%)	(7%)	$5,964	$6,649	(10%)	$8,676	$8,372	4%	(4%)
Lipitor	2,591	2,813	(8%)	(11%)	1,412	1,313	8%	1,179	1,500	(21%)	(28%)
Prevnar / Prevenar 13	821	569	44%	41%	428	483	(11%)	393	86	*	*
Enbrel (Outside the U.S. and Canada)	914	808	13%	4%	-	-	-	914	808	13%	4%
Lyrica	908	762	19%	14%	373	365	2%	535	397	35%	25%
Celebrex	622	604	3%	-	391	398	(2%)	231	206	12%	3%
Viagra	495	491	1%	(2%)	250	234	7%	245	257	(5%)	(11%)
Norvasc	375	422	(11%)	(18%)	9	11	(18%)	366	411	(11%)	(18%)
Xalatan / Xalacom	291	449	(35%)	(40%)	14	151	(91%)	277	298	(7%)	(15%)
Zyvox	325	299	9%	5%	160	154	4%	165	145	14%	5%
Sutent	296	255	16%	10%	71	62	15%	225	193	17%	8%
Premarin Family	255	260	(2%)	(3%)	229	238	(4%)	26	22	18%	12%
Geodon / Zeldox	258	247	4%	3%	216	205	5%	42	42	-	(10%)
Detrol / Detrol LA	230	260	(12%)	(14%)	145	176	(18%)	85	84	1%	(7%)
Genotropin	230	233	(1%)	(8%)	52	60	(13%)	178	173	3%	(6%)
Chantix / Champix	190	170	12%	7%	86	72	19%	104	98	6%	(3%)
Vfend	192	207	(7%)	(13%)	18	63	(71%)	174	144	21%	12%
Effexor XR	168	621	(73%)	(74%)	55	492	(89%)	113	129	(12%)	(20%)
Zosyn / Tazocin	162	230	(30%)	(31%)	85	150	(43%)	77	80	(4%)	(9%)
BeneFIX	176	164	7%	3%	76	77	(1%)	100	87	15%	8%
Prevnar / Prevenar (7-valent)	155	331	(53%)	(57%)	-	33	(100%)	155	298	(48%)	(53%)
Caduet	143	126	13%	8%	74	84	(12%)	69	42	64%	47%
Zoloft	146	144	1%	(6%)	16	19	(16%)	130	125	4%	(4%)
Pristiq	147	113	30%	29%	121	99	22%	26	14	86%	71%
Medrol	135	113	19%	15%	49	30	63%	86	83	4%	(2%)
Revatio	130	122	7%	2%	74	75	(1%)	56	47	19%	9%
Zithromax / Zmax	114	110	4%	(4%)	6	2	200%	108	108	-	(7%)
Refacto AF/Xyntha	123	98	26%	18%	17	18	(6%)	106	80	33%	22%
Aromasin	95	122	(22%)	(28%)	7	41	(83%)	88	81	9%	-
Aricept**	106	103	3%	(5%)	-	-	-	106	103	3%	(5%)
Cardura	101	110	(8%)	(16%)	1	2	(50%)	100	108	(7%)	(16%)
BMP2	101	99	2%	2%	95	95	-	6	4	50%	14%
Rapamune	100	97	3%	(1%)	46	51	(10%)	54	46	17%	9%
Fragmin	97	84	15%	7%	9	9	-	88	75	17%	6%
Tygacil	75	88	(15%)	(18%)	38	47	(19%)	37	41	(10%)	(17%)
Protonix	44	174	(75%)	(75%)	44	174	(75%)	-	-	-	-
Alliance Revenue***	875	1,061	(18%)	(20%)	504	750	(33%)	371	311	19%	9%
All other biopharmaceutical products	2,454	2,062	19%	14%	793	416	91%	1,661	1,646	1%	(5%)
All other established products	1,987	1,762	13%	8%	597	355	68%	1,390	1,407	(1%)	(7%)
REVENUES FROM OTHER PRODUCTS:
ANIMAL HEALTH	$1,055	$893	18%	13%	$390	$338	15%	$665	$555	20%	12%
CONSUMER HEALTHCARE	$721	$678	6%	2%	$318	$327	(3%)	$403	$351	15%	8%
NUTRITION	$493	$476	4%	(1%)	-	-	-	$493	$476	4%	(1%)
CORPORATE/OTHER****	$75	$64	17%	15%	$28	$19	47%	$47	$45	4%	(4%)
*	- Calculation not meaningful.
**	- Includes direct sales under license agreement with Eisai Co., Ltd.
***	- Enbrel (in the U.S. and Canada), Aricept, Exforge, Rebif and Spiriva.
****	- Includes revenues generated primarily from Pfizer Centresource.
Certain amounts and percentages may reflect rounding adjustments.

(1)	Total International represents Developed Europe region + Developed Rest of World region + Emerging Markets region. Details for these regions are located on the following page.

PFIZER INC. REVENUES DETAIL OF INTERNATIONAL REVENUES BY GEOGRAPHIC REGION SECOND QUARTER 2011 and 2010 (UNAUDITED) (millions of dollars)

	DEVELOPED EUROPE(1)				DEVELOPED REST OF WORLD(2)				EMERGING MARKETS(3)

	2011	2010	% Change		2011	2010	% Change		2011	2010	% Change
			Total	Oper.			Total	Oper.			Total	Oper.
TOTAL INTERNATIONAL REVENUES	$4,265	$4,056	5%	(3%)	$2,673	$2,693	(1%)	(10%)	$3,346	$3,050	10%	5%
REVENUES FROM BIOPHARMACEUTICAL PRODUCTS - INTERNATIONAL:	$3,857	$3,667	5%	(3%)	$2,404	$2,455	(2%)	(12%)	$2,415	$2,250	7%	3%
Lipitor	635	664	(4%)	(12%)	333	571	(42%)	(48%)	211	265	(20%)	(25%)
Prevnar / Prevenar 13	189	69	174%	152%	35	2	*	*	169	15	*	*
Enbrel (Outside the U.S. and Canada)	595	546	9%	-	112	107	5%	(6%)	207	155	34%	26%
Lyrica	321	268	20%	10%	122	51	139%	120%	92	78	18%	14%
Celebrex	47	43	9%	(2%)	99	84	18%	8%	85	79	8%	1%
Viagra	95	97	(2%)	(10%)	48	48	-	(10%)	102	112	(9%)	(13%)
Norvasc	44	55	(20%)	(24%)	199	232	(14%)	(23%)	123	124	(1%)	(4%)
Xalatan / Xalacom	135	146	(8%)	(15%)	91	102	(11%)	(21%)	51	50	2%	(4%)
Zyvox	80	73	10%	-	36	35	3%	(11%)	49	37	32%	27%
Sutent	126	103	22%	13%	42	36	17%	6%	57	54	6%	-
Premarin Family	3	2	50%	(33%)	8	5	60%	100%	15	15	-	(7%)
Geodon / Zeldox	21	23	(9%)	(17%)	5	3	67%	25%	16	16	-	-
Detrol / Detrol LA	42	42	-	(12%)	26	27	(4%)	(8%)	17	15	13%	-
Genotropin	91	93	(2%)	(9%)	57	51	12%	(2%)	30	29	3%	-
Chantix / Champix	48	44	9%	(2%)	41	46	(11%)	(20%)	15	8	88%	88%
Vfend	78	71	10%	-	38	34	12%	-	58	39	49%	47%
Effexor XR	47	63	(25%)	(32%)	41	41	-	(12%)	25	25	-	(4%)
Zosyn / Tazocin	17	27	(37%)	(43%)	3	4	(25%)	(25%)	57	49	16%	10%
BeneFIX	66	62	6%	(2%)	29	22	32%	29%	5	3	67%	67%
Prevnar / Prevenar (7-valent)	7	101	(93%)	(94%)	74	61	21%	6%	74	136	(46%)	(49%)
Caduet	5	5	-	(17%)	48	25	92%	79%	16	12	33%	23%
Zoloft	24	21	14%	5%	73	73	-	(7%)	33	31	6%	(3%)
Pristiq	-	-	-	-	17	10	70%	60%	9	4	125%	100%
Medrol	30	26	15%	4%	11	11	-	(15%)	45	46	(2%)	(2%)
Revatio	36	32	13%	6%	12	9	33%	11%	8	6	33%	33%
Zithromax / Zmax	23	21	10%	5%	44	48	(8%)	(19%)	41	39	5%	3%
Refacto AF/Xyntha	97	74	31%	22%	8	6	33%	17%	1	-	100%	100%
Aromasin	53	50	6%	(2%)	18	17	6%	(6%)	17	14	21%	23%
Aricept**	57	58	(2%)	(10%)	41	36	14%	3%	8	9	(11%)	(22%)
Cardura	32	38	(16%)	(21%)	41	43	(5%)	(20%)	27	27	-	-
BMP2	6	4	50%	-	-	-	-	-	-	-	-	-
Rapamune	15	13	15%	8%	5	5	-	-	34	28	21%	14%
Fragmin	46	38	21%	11%	20	18	11%	-	22	19	16%	5%
Tygacil	16	20	(20%)	(25%)	2	1	100%	100%	19	20	(5%)	(10%)
Protonix	-	-	-	-	-	-	-	-	-	-	-	-
Alliance Revenue***	163	133	23%	14%	188	159	18%	7%	20	19	5%	-
All other biopharmaceutical products	567	542	5%	(3%)	437	432	1%	(8%)	657	672	(2%)	(5%)
All other established products	427	426	-	(8%)	373	378	(1%)	(11%)	590	603	(2%)	(4%)
REVENUES FROM OTHER PRODUCTS - INTERNATIONAL:	$408	$389	5%	(3%)	$269	$238	13%	3%	$931	$800	16%	11%
*	- Calculation not meaningful.
**	- Includes direct sales under license agreement with Eisai Co., Ltd.
***	- Enbrel (in the U.S. and Canada), Aricept, Exforge, Rebif and Spiriva.
Certain amounts and percentages may reflect rounding adjustments.

(1)	Developed Europe region includes the following markets: Western Europe and the Scandinavian countries.
(2)	Developed Rest of World region includes the following markets: Australia, Canada, Japan, New Zealand, and South Korea.
(3)	Emerging Markets region includes, but is not limited to, the following markets: Asia (excluding Japan and South Korea), Latin America, Middle East, Africa, Central and Eastern Europe and Turkey.

PFIZER INC. REVENUES SIX MONTHS 2011 and 2010 (UNAUDITED) (millions of dollars)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL(1)

	2011	2010	% Change		2011	2010	% Change	2011	2010	% Change
			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES	$33,486	$33,708	(1%)	(3%)	$13,724	$14,598	(6%)	$19,762	$19,110	3%	(1%)
REVENUES FROM BIOPHARMACEUTICAL PRODUCTS:	$28,864	$29,527	(2%)	(5%)	$12,227	$13,256	(8%)	$16,637	$16,271	2%	(2%)
Lipitor	4,976	5,570	(11%)	(13%)	2,717	2,623	4%	2,259	2,947	(23%)	(27%)
Prevnar / Prevenar 13	1,817	855	113%	111%	1,079	691	56%	738	164	*	*
Enbrel (Outside the U.S. and Canada)	1,784	1,610	11%	7%	-	-	-	1,784	1,610	11%	7%
Lyrica	1,734	1,485	17%	14%	737	717	3%	997	768	30%	25%
Celebrex	1,213	1,174	3%	1%	774	786	(2%)	439	388	13%	7%
Viagra	965	970	(1%)	(2%)	488	487	-	477	483	(1%)	(5%)
Norvasc	731	790	(7%)	(13%)	18	24	(25%)	713	766	(7%)	(12%)
Xalatan / Xalacom	683	871	(22%)	(24%)	150	296	(49%)	533	575	(7%)	(12%)
Zyvox	644	591	9%	7%	332	315	5%	312	276	13%	8%
Sutent	572	514	11%	9%	140	131	7%	432	383	13%	9%
Premarin Family	490	516	(5%)	(6%)	442	472	(6%)	48	44	9%	1%
Geodon / Zeldox	490	501	(2%)	(3%)	410	418	(2%)	80	83	(4%)	(7%)
Detrol / Detrol LA	455	521	(13%)	(14%)	286	352	(19%)	169	169	-	(5%)
Genotropin	439	439	-	(4%)	98	105	(7%)	341	334	2%	(3%)
Chantix / Champix	389	359	8%	6%	180	178	1%	209	181	15%	10%
Vfend	387	395	(2%)	(5%)	64	123	(48%)	323	272	19%	14%
Effexor XR	372	1,337	(72%)	(73%)	155	1,084	(86%)	217	253	(14%)	(18%)
Zosyn / Tazocin	341	494	(31%)	(32%)	192	328	(41%)	149	166	(10%)	(13%)
BeneFIX	340	318	7%	5%	147	144	2%	193	174	11%	7%
Prevnar / Prevenar (7-valent)	308	851	(64%)	(67%)	-	214	(100%)	308	637	(52%)	(55%)
Caduet	285	261	9%	5%	155	170	(9%)	130	91	43%	33%
Zoloft	281	264	6%	-	31	36	(14%)	250	228	10%	3%
Pristiq	276	223	24%	22%	229	199	15%	47	24	96%	78%
Medrol	256	222	15%	13%	83	55	51%	173	167	4%	-
Revatio	253	236	7%	5%	149	144	3%	104	92	13%	8%
Zithromax / Zmax	242	213	14%	8%	13	6	117%	229	207	11%	5%
Refacto AF/Xyntha	240	188	28%	24%	43	39	10%	197	149	32%	28%
Aromasin	209	250	(16%)	(19%)	45	83	(46%)	164	167	(2%)	(5%)
Aricept**	205	210	(2%)	(6%)	-	-	-	205	210	(2%)	(6%)
Cardura	197	217	(9%)	(14%)	3	10	(70%)	194	207	(6%)	(11%)
BMP2	194	197	(2%)	(2%)	183	188	(3%)	11	9	22%	10%
Rapamune	189	188	1%	(1%)	92	95	(3%)	97	93	4%	1%
Fragmin	188	174	8%	4%	23	27	(15%)	165	147	12%	7%
Tygacil	148	172	(14%)	(15%)	74	93	(20%)	74	79	(6%)	(9%)
Protonix	103	332	(69%)	(69%)	103	332	(69%)	-	-	-	-
Alliance Revenue***	1,759	2,065	(15%)	(17%)	1,057	1,470	(28%)	702	595	18%	12%
All other biopharmaceutical products	4,709	3,954	19%	16%	1,535	821	87%	3,174	3,133	1%	(3%)
All other established products	3,958	3,398	16%	14%	1,283	725	77%	2,675	2,673	-	(4%)
REVENUES FROM OTHER PRODUCTS:
ANIMAL HEALTH	$2,037	$1,739	17%	14%	$772	$637	21%	$1,265	$1,102	15%	10%
CONSUMER HEALTHCARE	$1,466	$1,341	9%	7%	$679	$642	6%	$787	$699	13%	8%
NUTRITION	$963	$934	3%	(1%)	-	-	-	$963	$934	3%	(1%)
CORPORATE/OTHER****	$156	$167	(7%)	(8%)	$46	$63	(27%)	$110	$104	6%	4%
*	- Calculation not meaningful.
**	- Includes direct sales under license agreement with Eisai Co., Ltd.
***	- Enbrel (in the U.S. and Canada), Aricept, Exforge, Rebif and Spiriva.
****	- Includes revenues generated primarily from Pfizer Centresource.
Certain amounts and percentages may reflect rounding adjustments.

(1)	Total International represents Developed Europe region + Developed Rest of World region + Emerging Markets region. Details for these regions are located on the following page.

PFIZER INC. REVENUES DETAIL OF INTERNATIONAL REVENUES BY GEOGRAPHIC REGION SIX MONTHS 2011 and 2010 (UNAUDITED) (millions of dollars)

	DEVELOPED EUROPE(1)				DEVELOPED REST OF WORLD(2)				EMERGING MARKETS(3)

	2011	2010	% Change		2011	2010	% Change		2011	2010	% Change
			Total	Oper.			Total	Oper.			Total	Oper.
TOTAL INTERNATIONAL REVENUES	$8,149	$8,317	(2%)	(4%)	$5,219	$4,995	4%	(5%)	$6,394	$5,798	10%	7%
REVENUES FROM BIOPHARMACEUTICAL PRODUCTS - INTERNATIONAL:	$7,341	$7,508	(2%)	(4%)	$4,703	$4,541	4%	(6%)	$4,593	$4,222	9%	6%
Lipitor	1,209	1,359	(11%)	(13%)	618	1,108	(44%)	(50%)	432	480	(10%)	(14%)
Prevnar / Prevenar 13	353	145	143%	138%	87	2	*	*	298	17	*	*
Enbrel (Outside the U.S. and Canada)	1,132	1,128	-	(2%)	252	191	32%	20%	400	291	37%	32%
Lyrica	605	534	13%	11%	219	99	121%	105%	173	135	28%	24%
Celebrex	88	90	(2%)	(4%)	195	159	23%	13%	156	139	12%	6%
Viagra	194	204	(5%)	(7%)	101	96	5%	(3%)	182	183	(1%)	(4%)
Norvasc	89	109	(18%)	(18%)	388	423	(8%)	(17%)	236	234	1%	(2%)
Xalatan / Xalacom	259	296	(13%)	(14%)	176	184	(4%)	(13%)	98	95	3%	(1%)
Zyvox	151	146	3%	1%	70	61	15%	5%	91	69	32%	28%
Sutent	234	218	7%	5%	80	64	25%	14%	118	101	17%	14%
Premarin Family	5	5	-	-	17	14	21%	7%	26	25	4%	-
Geodon / Zeldox	40	47	(15%)	(17%)	10	8	25%	11%	30	28	7%	4%
Detrol / Detrol LA	81	90	(10%)	(14%)	57	49	16%	8%	31	30	3%	3%
Genotropin	177	187	(5%)	(7%)	107	91	18%	7%	57	56	2%	(2%)
Chantix / Champix	97	88	10%	7%	85	78	9%	(1%)	27	15	80%	80%
Vfend	148	149	(1%)	(3%)	74	62	19%	8%	101	61	66%	62%
Effexor XR	93	129	(28%)	(29%)	75	76	(1%)	(11%)	49	48	2%	-
Zosyn / Tazocin	34	61	(44%)	(44%)	7	7	-	-	108	98	10%	6%
BeneFIX	124	125	(1%)	(2%)	57	41	39%	29%	12	8	50%	38%
Prevnar / Prevenar (7-valent)	18	207	(91%)	(91%)	183	116	58%	42%	107	314	(66%)	(68%)
Caduet	9	10	(10%)	(18%)	92	57	61%	48%	29	24	21%	17%
Zoloft	44	45	(2%)	(4%)	143	124	15%	5%	63	59	7%	3%
Pristiq	-	-	-	-	31	17	82%	65%	16	7	129%	114%
Medrol	54	52	4%	2%	24	22	9%	(4%)	95	93	2%	1%
Revatio	68	64	6%	5%	22	16	38%	27%	14	12	17%	17%
Zithromax / Zmax	46	46	-	-	94	81	16%	4%	89	80	11%	8%
Refacto AF/Xyntha	180	136	32%	29%	16	13	23%	15%	1	-	100%	100%
Aromasin	100	102	(2%)	(3%)	34	30	13%	3%	30	35	(14%)	(17%)
Aricept**	110	119	(8%)	(10%)	80	72	11%	3%	15	19	(21%)	(21%)
Cardura	64	78	(18%)	(19%)	79	80	(1%)	(12%)	51	49	4%	-
BMP2	11	9	22%	10%	-	-	-	-	-	-	-	-
Rapamune	30	27	11%	4%	9	9	-	-	58	57	2%	(2%)
Fragmin	87	77	13%	8%	36	30	20%	6%	42	40	5%	3%
Tygacil	33	41	(20%)	(20%)	3	2	50%	50%	38	36	6%	-
Protonix	-	-	-	-	-	-	-	-	-	-	-	-
Alliance Revenue***	302	269	12%	10%	361	289	25%	14%	39	37	5%	3%
All other biopharmaceutical products	1,072	1,116	(4%)	(6%)	821	770	7%	(2%)	1,281	1,247	3%	-
All other established products	818	883	(7%)	(9%)	711	681	4%	(5%)	1,146	1,109	3%	2%
REVENUES FROM OTHER PRODUCTS - INTERNATIONAL:	$808	$809	-	(2%)	$516	$454	14%	5%	$1,801	$1,576	14%	10%
*	- Calculation not meaningful.
**	- Includes direct sales under license agreement with Eisai Co., Ltd.
***	- Enbrel (in the U.S. and Canada), Aricept, Exforge, Rebif and Spiriva.
Certain amounts and percentages may reflect rounding adjustments.

(1)	Developed Europe region includes the following markets: Western Europe and the Scandinavian countries.
(2)	Developed Rest of World region includes the following markets: Australia, Canada, Japan, New Zealand, and South Korea.
(3)	Emerging Markets region includes, but is not limited to, the following markets: Asia (excluding Japan and South Korea), Latin America, Middle East, Africa, Central and Eastern Europe and Turkey.

PFIZER INC.
SUPPLEMENTAL INFORMATION

1. Change in Reported Cost of Sales

Reported cost of sales increased 3% in second-quarter 2011, compared to the same period in 2010, and decreased 5% in the first six months of 2011, compared to the same period in 2010. The increase in second-quarter 2011, compared to the same period last year, was due to the unfavorable impact of foreign exchange of 12% and the addition of King’s manufacturing operations, partially offset by lower purchase accounting adjustments in 2011 and savings associated with our cost-reduction and productivity initiatives. The decrease in the first six months of 2011, compared to the same period in 2010, was due to lower purchase accounting adjustments in 2011 and savings associated with our cost-reduction and productivity initiatives, partially offset by the addition of King’s manufacturing operations and the unfavorable impact of foreign exchange of 7%.

Reported cost of sales as a percentage of revenues increased 0.9 percentage points to 22.4% in second-quarter 2011, compared to the same period in 2010, reflecting the aforementioned factors.

2. Change in Reported Selling, Informational & Administrative (SI&A) Expenses and Reported Research & Development (R&D) Expenses

Reported SI&A expenses increased 4% in second-quarter 2011 and 3% in the first six months of 2011, compared to the same periods in 2010. The increases were primarily due to the annual fee provided for under the 2010 U.S. healthcare reform legislation beginning this year, the addition of legacy King operating costs and the unfavorable impact of foreign exchange of 4% in second-quarter 2011 and 2% in the first six months of 2011, partially offset by savings associated with our cost-reduction and productivity initiatives.

Reported R&D expenses increased 3% in second-quarter 2011, compared to the same period in 2010, primarily due to the unfavorable impact of foreign exchange of 2%, the addition of legacy King operations and higher charges related to our cost-reduction and productivity initiatives, partially offset by savings associated with those initiatives.

Reported R&D expenses decreased 2% in the first six months of 2011, compared to the same period in 2010, primarily due to savings associated with our cost-reduction and productivity initiatives, partially offset by higher charges related to those initiatives, the addition of legacy King operations and the unfavorable impact of foreign exchange of 1%.

3. Other (Income)/Deductions – Net

($ in millions)	Second Quarter		Six Months
	2011	2010	2011	2010
Interest income(a) Interest income	$(117)	$(85)	$(222)	$(197)
Interest expense(a)	404	389	862	911
Net interest expense	287	304	640	714
Royalty-related income	(141)	(95)	(312)	(237)
Net gain on asset disposals	(14)	(185)	(26)	(230)
Certain legal matters, net(b)	(14)	37	487	174
Certain asset impairment charges(c)	320	196	480	232
Other, net	(25)	18	(29)	34
Other (income)/deductions-net	$413	$275	$1,240	$687
(a)	Interest income increased in both periods of 2011 due to higher cash balances and higher interest rates earned on investments. Interest expense increased in second-quarter 2011 due to lower amortization of deferred gains on terminated interest rate swaps. Interest expense decreased in the first six months of 2011 due to lower long- and short-term debt balances and the conversion of some fixed-rate liabilities to floating-rate liabilities.
(b)	In the first six months of 2011, primarily relates to charges for hormone-replacement therapy litigation.
(c)	In 2011 and 2010, primarily relates to certain Wyeth assets, including in-process research and development (IPR&D) intangible assets.

4. Effective Tax Rate

Reported

The effective tax rate on reported Income from continuing operations before provision for taxes on income for second-quarter 2011 was 29.7% compared to 37.5% for second-quarter 2010, and in the first six months of 2011 was 29.2% compared to 36.9% in the first six months of 2010. The decreases in the effective tax rate were primarily due to:

  the extension of the U.S. research and development credit, which was signed into law on December 17, 2010; and
  the change in the jurisdictional mix of earnings.

Additionally, the tax impact of the charges incurred for certain legal matters in first-quarter 2011 contributed to the lower effective tax rate in the first six months of 2011.

Adjusted

The effective tax rate on adjusted income(1) decreased to 29.0% in second-quarter 2011 compared to 31.6% in second-quarter 2010, and in the first six months of 2011 was 28.5% compared to 30.9% in the first six months of 2010. The decreases were primarily a result of the extension of the U.S. research and development credit and the change in the jurisdictional mix of earnings.

5. Reconciliation of 2011 Adjusted Income(1) and Adjusted Diluted EPS(1) Guidance to 2011 Reported Net Income Attributable to Pfizer Inc. and Reported Diluted EPS Attributable to Pfizer Inc. Common Shareholders Guidance (a)

Full-Year 2011 Guidance
($ in billions, except per share amounts)	Net Income(b)	Diluted EPS(b)
Income/(Expense)
Adjusted Income/Diluted EPS(1) Guidance	~$17.1 - $17.9	~$2.16 - $2.26
Purchase Accounting Impacts of Transactions Completed as of 7/3/11	(4.7)	(0.59)
Acquisition-Related Costs	(1.7 - 2.0)	(0.22 - 0.25)
Non-Acquisition-Related Restructuring Costs(c)	(1.0 - 1.2)	(0.13 - 0.15)
Other Certain Significant Items	(0.6)	(0.08)
Reported Net Income Attributable to Pfizer Inc./Diluted EPS Guidance	~$8.6 - $9.9	~$1.09 - $1.24
(a)	The current exchange rates assumed in connection with the 2011 financial guidance are a blend of the actual exchange rates in effect during the first half of 2011 and the mid-July 2011 exchange rates for the remainder of the year.
(b)	Includes revenues and expenses related to the Capsugel business as a discontinued operation through July 31, 2011, but does not include the gain on the sale of Capsugel, which closed on August 1, 2011. Does not assume the completion of any business-development transactions not completed as of July 3, 2011. Also excludes the potential effects of the resolution of litigation-related matters not substantially resolved as of July 3, 2011.
(c)	Includes amounts related to actions in connection with our reduction in R&D spending, including our realigned R&D footprint. These amounts are included in Certain Significant Items.

6. Reconciliation of 2012 Adjusted Income(1) and Adjusted Diluted EPS(1) Targets to 2012 Reported Net Income Attributable to Pfizer Inc. and Reported Diluted EPS Attributable to Pfizer Inc. Common Shareholders Targets (a)

Full-Year 2012 Targets
($ in billions, except per share amounts)	Net Income(b),(c)	Diluted EPS(b),(c)
Income/(Expense)
Adjusted Income/Diluted EPS(1) Targets	~$17.2 - $17.9	~$2.25 - $2.35
Purchase Accounting Impacts of Transactions Completed as of 7/3/11	(3.8)	(0.50)
Acquisition-Related Costs	(0.7 - 1.0)	(0.09 - 0.12)
Non-Acquisition-Related Restructuring Costs(d)	(0.3 - 0.4)	(0.03 - 0.05)
Reported Net Income Attributable to Pfizer Inc./Diluted EPS Targets	~$12.0 - $13.1	~$1.58 - $1.73
(a)	The current exchange rates assumed in connection with the 2012 financial targets are the mid-July 2011 exchange rates.
(b)	Does not assume the completion of any business-development transactions not completed as of July 3, 2011. Also excludes the potential effects of the resolution of litigation-related matters not substantially resolved as of July 3, 2011.
(c)	Given the longer-term nature of these targets, they are subject to greater variability and less certainty as a result of potential material impacts related to foreign exchange fluctuations, macroeconomic activity including inflation, and industry-specific challenges including changes to government healthcare policy, among others.
(d)	Includes amounts related to actions in connection with our reduction in R&D spending, including our realigned R&D footprint. These amounts are included in Certain Significant Items.

_______________

(1) “Adjusted income” and “adjusted diluted earnings per share (EPS)” are defined as reported net income attributable to Pfizer Inc. and reported diluted EPS attributable to Pfizer Inc. common shareholders excluding purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items. As described under Adjusted Income in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of Pfizer’s Form 10-Q for the fiscal quarter ended April 3, 2011, management uses adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. We believe that investors’ understanding of our performance is enhanced by disclosing this measure. The adjusted income and adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and diluted EPS.

DISCLOSURE NOTICE: The information contained in this earnings release and the attachments is as of August 2, 2011. The Company assumes no obligation to update forward-looking statements contained in this earnings release or the attachments as a result of new information or future events or developments.

This earnings release and the attachments contain forward-looking information about the Company’s future operating and financial performance, business plans and prospects, in-line products and product candidates, and share-repurchase and dividend-rate plans that involves substantial risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” “goal,” “objective” and other words and terms of similar meaning or use future dates. Among the factors that could cause actual results to differ materially are the following: the success of research and development activities, including, without limitation, the ability to meet anticipated clinical trial completion dates, regulatory submission and approval dates, and launch dates for product candidates; decisions by regulatory authorities regarding whether and when to approve our drug applications as well as their decisions regarding labeling, ingredients and other matters that could affect the availability or commercial potential of our products; the speed with which regulatory authorizations, pricing approvals and product launches may be achieved; the success of external business-development activities; competitive developments, including the impact on our competitive position of new product entrants, in-line branded products, generic products, private label products and product candidates that treat diseases and conditions similar to those treated by our in-line drugs and drug candidates; the ability to meet generic and branded competition after the loss of patent protection for our products or competitor products; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; trade buying patterns; the impact of existing and future legislation and regulatory provisions on product exclusivity; trends toward managed care and healthcare cost containment; the impact of U.S. healthcare legislation enacted in 2010 – the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act - and of any modification, repeal or invalidation of any of the provisions thereof; U.S. legislation or regulatory action affecting, among other things, pharmaceutical product pricing, reimbursement or access, including under Medicaid, Medicare and other publicly funded or subsidized health programs, the importation of prescription drugs from outside the U.S. at prices that are regulated by governments of various foreign countries, direct-to-consumer advertising and interactions with healthcare professionals, and the use of comparative effectiveness methodologies that could be implemented in a manner that focuses primarily on the cost differences and minimizes the therapeutic differences among pharmaceutical products and restricts access to innovative medicines; legislation or regulatory action in markets outside the U.S. affecting pharmaceutical product pricing, reimbursement or access; contingencies related to actual or alleged environmental contamination; claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates; significant breakdown, infiltration, or interruption of our information technology systems and infrastructure; legal defense costs, insurance expenses, settlement costs, the risk of an adverse decision or settlement and the adequacy of reserves related to product liability, patent protection, government investigations, consumer, commercial, securities, environmental and tax issues, ongoing efforts to explore various means for resolving asbestos litigation, and other legal proceedings; the Company’s ability to protect its patents and other intellectual property both domestically and internationally; interest rate and foreign currency exchange rate fluctuations; governmental laws and regulations affecting domestic and foreign operations, including, without limitation, tax obligations and changes affecting the tax treatment by the U.S. of income earned outside of the U.S. that result from the enactment in August 2010 of the Education Jobs and Medicaid Assistance Act of 2010 and that may result from pending and possible future proposals; changes in U.S. generally accepted accounting principles; uncertainties related to general economic, political, business, industry, regulatory and market conditions including, without limitation, uncertainties related to the impact on us, our lenders, our customers, our suppliers and counterparties to our foreign-exchange and interest-rate agreements of challenging global economic conditions and recent and possible future changes in global financial markets; any changes in business, political and economic conditions due to actual or threatened terrorist activity in the U. S. and other parts of the world, and related U. S. military action overseas; growth in costs and expenses; changes in our product, segment and geographic mix; and the impact of acquisitions, divestitures, restructurings, product withdrawals and other unusual items, including (i) our ability to successfully implement our plans, announced on February 1, 2011, regarding the Company’s research and development function, including the planned exit from the Company’s Sandwich, U.K. site, subject to works council and union consultations; (ii) our ability to realize the projected benefits of our acquisitions of Wyeth and King Pharmaceuticals, Inc.; (iii) our ability to realize the projected benefits of our cost-reduction initiatives, including those related to the Wyeth integration and to our research and development function; and (iv) the impact of the strategic alternatives that we decide to pursue for our Animal Health and Nutrition businesses. A further list and description of risks, uncertainties and other matters can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and in its reports on Form 10-Q, in each case including in the sections thereof captioned “Forward-Looking Information and Factors That May Affect Future Results” and “Item 1A. Risk Factors”, and in its reports on Form 8-K.

This earnings release may include discussion of certain clinical studies relating to various in-line products and/or product candidates. These studies typically are part of a larger body of clinical data relating to such products or product candidates, and the discussion herein should be considered in the context of the larger body of data.

CONTACT:
Pfizer Inc.
Media
Joan Campion, 212-733-2798
or
Investors
Suzanne Harnett, 212-733-8009
Jennifer Davis, 212-733-0717